DEEP DISCOUNT ADVISORS INC.
       Enhanced Performance through Closed-End Fund Investments
        One West Pack Square, Suite 777, Asheville, NC  28801
828-274-1863 Fax: 828-255-4834  E-mail: ddainc@msn.com

 _____________, 1998

VIA EDGAR
---------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  1934 Act Filings
            ----------------

            Re:   The Austria Fund, Inc.
                  Preliminary Proxy Statement Materials
                  -------------------------------------


Ladies and Gentlemen:

   Transmitted for filing pursuant to Rule 14a-6(a) under the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a preliminary proxy statement and related materials that we are planning to use in connection with our solicitation of proxies from shareholders of The Austria Fund, Inc. (the "Fund") to be voted at the 1998 Annual Meeting of Shareholders of the Fund. This solicitation is being made in opposition to the Fund's solicitation of proxies. Thus, the solicitation is subject to Rule 14a-11 under the 1934 Act.

   The solicitation is being made by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, ("Soliciting Shareholder"). Our proxy materials are soliciting proxies to be voted: (1) in favor of the election of four persons we intend to nominate to serve as directors of the Fund; and (2)for the approval of two stockholder proposals that we intend to introduce at the meeting, which proposals will be included in our proxy statement and involve resolutions the adoption of which would recommend (i)that the Board of Directors take steps to require all Board members to stand for election every year and,
(ii) that the Board authorize management to reimburse the Soliciting Shareholder for reasonable expenses incurred in this proxy solicitation.

   The materials also contain another stockholder proposal that we intend to introduce at the meeting which would state that the resignation of Class I and Class III Directors would be in the best interests of the Fund and its stockholders. In addition, both the Fund's proxy and our proxy contain two proposals, one of which would result in the termination of the Fund's advisory agreement with Alliance Capital Management, L.P. and the other would direct the fund's Board of Directors to take steps to convert the Fund to an open-end investment company. With regard to these other proposals, and to the extent that proxy cards are received which do not specify a preference on any individual proposals, all such proposals in the Fund's proxy statement, in our proxy statement, and others which may be introduced at the meeting will be voted at the time of the Annual Meeting in the best judgement and at the sole discretion of the Soliciting Shareholder.

   Please call me at (828) 255-4835 if you have any questions or comments.

                                         Very truly yours,
                                         /s/William A. Clark
                                         William A. Clark